Exhibit 107

FORM S-3
(Form Type)

REZOLUTE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457	(c)	10,947,371	$3.05	(2)	$33,389,481.55		$3,095.20
Fees Previously Paid	-	-	-		-	-		-	-	-	-	-	-	-

	Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					-		$3,095.20
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$3,095.20

(1) There are being registered hereunder 10,947,371 shares of our common stock, consisting of shares of common stock issuable upon conversion of Class B Warrants to be offered by certain selling stockholders named herein. Pursuant to Rule 416 under the Securities Act, this registration statement covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the registrant’s Common Stock, as reported on the Nasdaq Capital Market on June 14, 2022, a date within five business days prior to the initial filing of this registration statement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A